Exhibit 99.1

BIGLARI HOLDINGS INC.

NEWS RELEASE

San Antonio, TX, November 1, 2019 – Biglari Holdings Inc. (NYSE: BH.A; BH) announces its results for the third quarter and first nine months of 2019.

Biglari Holdings Inc.’s earnings for the third quarter and first nine months of 2019 and 2018 are summarized below. To become fully apprised of our results, shareholders should carefully study our 10-Q, which has been posted at www.biglariholdings.com.

(dollars in thousands)
	Third Quarter		First Nine Months
	2019	2018	2019	2018

Pre-tax operating earnings (loss)	$1,010	$(2,927)	$(21,702)	$(3,469)
Investment partnership gains (losses)	1,449	(19,008)	69,801	(23,854)
Interest expense	(3,090)	(2,967)	(9,298)	(8,619)
Income tax (expense) benefit	614	11,199	(7,026)	12,886
Net earnings (loss)	$(17)	$(13,703)	$31,775	$(23,056)

	September 30, 2019	September 30, 2018
Class A equivalent shares outstanding	620,592	620,592

Analysis of Results:

Investments held through investment partnerships affect our reported quarterly earnings based on their carrying value. We do not regard the quarterly or annual fluctuations in the partnerships’ carrying values to be meaningful. Therefore, our operating businesses are best analyzed before the impact of investment gains. As a consequence, in the preceding table we separate earnings of our operating businesses from our investment gains.

About Biglari Holdings Inc.

Biglari Holdings Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities, including property and casualty insurance, oil and gas, media and restaurants. The Company’s largest operating subsidiaries are involved in the franchising and operating of restaurants. All major operating, investment, and capital allocation decisions are made for the Company and its subsidiaries by Sardar Biglari, Founder, Chairman and Chief Executive Officer.

Comment on Regulation G

This press release contains certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Biglari Holdings defines pre-tax operating earnings outside of the investment gains/losses of the Company.

Risks Associated with Forward-Looking Statements

This news release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Biglari Holdings cautions readers not to place undue reliance upon any such forward-looking statements, for actual results may differ materially from expectations. Biglari Holdings does not update publicly or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Further information on the types of factors that could affect Biglari Holdings and its business can be found in the Company's filings with the SEC.

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